EXHIBIT 99.1

Company:

Curtis A. Cluff

EVP, Corp. Development and Operations

Obagi Medical Products, Inc.

562.491.6011

Investors:

Ina McGuinness/Lena Adams

ICR, Inc.

310.954.1100

OBAGI MEDICAL PRODUCTS SETTLES DISPUTE WITH MCNAMARA TRUSTS

Long Beach, Calif. – May XX, 2007—Obagi Medical Products, Inc. (Nasdaq: OMPI), a leader in topical aesthetic and therapeutic skin health systems, announced today that it has entered into an agreement with the estate of Austin McNamara, the Company’s former chairman and CEO, trusts he created and certain other related parties pursuant to which Obagi and the McNamara parties have released each other from all claims they may have against each other, except for claims related to potential taxes and related charges, should they arise, with respect to the past exercise of certain stock options by the trusts. No payments were made by the parties to each other in connection with the settlement of the claims.

The settlement includes the release of claims by the McNamara parties, as described in the Company’s initial public offering prospectus and 2006 Form 10-K, that Obagi was obligated to purchase the 1,875,001 shares of Obagi common stock owned by the trusts and all claims related to Mr. McNamara’s employment with Obagi and the termination of his employment.  In connection with the release, Obagi is writing off a net receivable of approximately $143,000 for a claimed compensation overpayment to a McNamara party.

The trusts have also agreed to sell all of their Obagi stock to an institutional investor in a privately negotiated transaction.  As a condition to that transaction, the purchaser of the shares signed the lock-up agreement executed by other Obagi stockholders in connection with Obagi’s initial public offering.

About Obagi Medical Products, Inc.

Obagi Medical Products develops and commercializes skin health products for the dermatology, plastic surgery, and related aesthetic markets. Using its Penetrating Therapeutics™ technologies, Obagi Medical’s products are designed to improve penetration of agents across the skin barrier for common and visible skin conditions in adult skin including chloasma, melasma, senile lentigines, acne vulgaris and sun damage. Obagi launched its first skincare system, Obagi Nu-Derm in 1988; and in 2004 launched the first and only prescription-strength vitamin C and hydroquinone system, Obagi-C Rx. In 2005, the company launched Obagi Professional-C, a line of highly stable vitamin C serums. In 2006, the company introduced Obagi Nu-Derm Condition and Enhance for use with cosmetic procedures to enhance patient outcomes and satisfaction. The Company launched its new Obagi ELASTIderm eye skin care and Obagi CLENZIderm M.D. acne therapeutic systems in February 2007. Obagi System products are only available through physicians. Visit www.obagi.com for information.

Forward Looking Statements

There are forward-looking statements contained herein, which can be identified by the use of forward-looking terminology such as the words “believes,” “expects,” “may,” “will,” “should,” “potential,” “anticipates,” “plans,” or “intends” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements. Such factors include, but are not limited to the intense competition our products face and will face in the future, the level of market acceptance of our products, the possibility that our products could be rendered obsolete by technological or medical advances,  the possibility that we may become involved in intellectual property claims and litigation that could adversely affect the profitability of or our   ability to sell our products, the possibility that our products may cause undesirable side effects and the fact that our ability to commercially distribute our products may be significantly harmed if the regulatory environment governing our products changes. A more detailed discussion of these and other factors that could affect results is contained in our filings with the U.S. Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2006. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. No assurance can be given that the future results covered by the forward-looking statements will be achieved. All information in this press release is as of the date of this press release and Obagi Medical Products does not intend to update this information.

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